Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of the end of its most recent fiscal year, DTE Energy Company (“DTE Energy,” “we,” “our,” or “us”) had one series of junior subordinated debentures issued during 2021 registered under Section 12 of the Securities Exchange Act of 1934, as amended:

•	2021 Series E 4.375% Junior Subordinated Debentures due 2081 (the “2021 Series E debentures” or the “junior subordinated debentures”)

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The following summary sets forth the specific terms and provisions of the junior subordinated debentures. The summary is not complete, and is qualified by reference to the terms and provisions of the junior subordinated debentures and the indenture described below, which have been incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit forms a part. We encourage you to read the below-referenced indenture, as supplemented, for additional information.

General

The 2021 Series E debentures were issued under the Indenture, dated as of April 9, 2001, between DTE Energy and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as supplemented. The 2021 Series E debentures are our unsecured obligations and will be subordinate in right of payment to our Senior Indebtedness (as described below under “Subordination”). The 2021 Series E debentures were initially issued in an aggregate principal amount of $280,000,000.

The 2021 Series E debentures are listed on the New York Stock Exchange under the trading symbol “DTG.”

The indenture does not limit the amount of indebtedness that we may issue. As of December 31, 2021, approximately $5.6 billion aggregate principal amount of senior debt securities, excluding current maturities, and $0.9 billion of junior subordinated debentures were issued and outstanding under the indenture. On December 31, 2021, we and our subsidiaries had consolidated long-term indebtedness of approximately $17.5 billion, substantially all of which would be effectively senior to the junior subordinated debentures.

The authorized denominations for the junior subordinated debentures are $25 and integral multiples thereof.

Interest and Principal

The 2021 Series E debentures bear interest at a rate of 4.375% per year, payable in arrears quarterly on March 1, June 1, September 1, and December 1 of each year, subject to deferral as described below under “Deferral of Payment Periods.”

The 2021 Series E debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 1, 2081.

Interest will be paid to the person in whose name the junior subordinated debenture is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date, except that interest not punctually paid will be payable to the person in whose name the junior subordinated debenture is registered as of the close of business on a special record date established in accordance with the provisions of the indenture, or otherwise as provided in the indenture. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.

“Business day” means any day other than a Saturday or Sunday or a day on which commercial banks in the state of New York are required or authorized by law or executive order to be closed. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). If, however, that business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

Redemption

We may redeem the 2021 Series E debentures at our option, in whole or in part, on or after December 1, 2026 at a redemption price of 100% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

In addition, we may redeem the 2021 Series E debentures before December 1, 2026 in whole, but not in part, within 90 days following the occurrence and continuance of a Tax Event (defined below) at a redemption price of 100% of the principal amount of junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

We may also redeem the junior subordinated debentures at our option, in whole but not in part, before such dates stated above, at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuance of a Rating Agency Event (defined below). In this event, the redemption price will be 102% of the principal amount of the junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at such holder’s registered address. Unless DTE Energy defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the junior subordinated debentures called for redemption. If the junior subordinated debentures are only partially redeemed, the junior subordinated debentures will be redeemed pro rata or by lot or by any other method utilized by the trustee; provided that if, at the time of redemption, the junior subordinated debentures are registered as a global certificate held by a depositary, the depositary shall determine, in accordance with its procedures, the principal amount of such junior subordinated debentures held by each depositary participant to be redeemed.

The junior subordinated debentures will not be entitled to the benefit of a sinking fund or be subject to redemption at the option of the holder.

Redemption following a Tax Event

We will have the right to redeem all, but not fewer than all, of the junior subordinated debentures at the redemption prices and prior to the dates described above, at any time within 90 days following the occurrence and continuation of a Tax Event. A Tax Event means that DTE Energy has received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation,

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

•
any interpretation or pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the junior subordinated debentures are issued which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after the date of the prospectus supplement relating to the junior subordinated debentures, there is more than an insubstantial risk that interest payable on the junior subordinated debentures is not or within 90 days of the date of the opinion would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Our right to redeem the junior subordinated debentures due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate, within the 90-day period, the Tax Event by taking some ministerial action that will have no adverse effect on us or the holders of the junior subordinated debentures and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the junior subordinated debentures while we are pursuing any such ministerial action.

Redemption following a Rating Agency Event

We will have the right to redeem the junior subordinated debentures, in whole but not in part, prior to the dates described above at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of the junior subordinated debentures being redeemed plus accrued and unpaid interest to the redemption date.

“Rating Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (sometimes referred to in this exhibit as a “rating agency”) that currently publishes a rating for us in assigning equity credit to securities such as the junior subordinated debentures, as such methodology is in effect on the date of issuance of the applicable prospectus supplement relating to the junior subordinated debentures (the “current criteria”), which change results in a lower equity credit being assigned by such rating agency to the junior subordinated debentures as of the date of such change than the equity credit that would have been assigned to the junior subordinated debentures as of the date of such change by such rating agency pursuant to its current criteria.

Deferral of Payment Periods

So long as there is no event of default under the indenture with respect to the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures for a period of up to 40 consecutive quarters; except that no such deferral period may extend beyond the maturity of the junior subordinated debentures. During this period, the interest on the junior subordinated debentures will still accrue at the applicable annual rate. In addition, interest on the deferred interest will accrue at the applicable annual rate, compounded quarterly, to the extent permitted by law.

Before the end of any deferral period that is shorter than 40 consecutive quarters, we may further defer the period, so long as the entire deferral period does not exceed 40 consecutive quarters or extend beyond the maturity or redemption date, if earlier, of the junior subordinated debentures. We may also elect to shorten the length of any deferral period. At the end of any deferral period, if all amounts then due on the junior subordinated debentures, including interest on unpaid interest, have been paid, we may elect to begin a new deferral period.

If we defer payment on the junior subordinated debentures, neither we nor our majority-owned subsidiaries may:

•	declare or pay any dividend or distribution on DTE Energy Company capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to, any DTE Energy Company capital stock;

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any DTE Energy Company indebtedness that is equal in right of payment with, or junior to, the junior subordinated debentures; or

•
make any guarantee payments with respect to any DTE Energy Company guarantee of indebtedness of our subsidiaries or any other party that is equal in right of payment with, or junior to, the junior subordinated debentures.

However, during an interest deferral period, we may (a) pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare any dividend in connection with the implementation of a plan providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events (a “Rights Plan”), (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

We will give the holders of the junior subordinated debentures and the trustee notice of our election or any shortening or extension of the deferral period at least ten business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange or any applicable self-regulatory organization or to holders of the junior subordinated debentures of the record or payment date of the related interest payment.

Subordination

The junior subordinated debentures are our unsecured obligations and will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all our Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise,

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first event above, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third events above, of all amounts due on that Senior Indebtedness, or we must make provision for those payments, before the holders of any junior subordinated debentures have the right to receive any payments of principal or interest on their junior subordinated debentures.

If the trustee or any holder of junior subordinated debentures receives any payment or distribution on account of the junior subordinated debentures before all of our Senior Indebtedness is paid in full, then that payment or distribution will be paid over, or delivered and transferred to, the holders of our Senior Indebtedness at the time outstanding.

The rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of our Senior Indebtedness to the extent of any payment we made to the holders of our Senior Indebtedness that otherwise would have been made to the holders of the junior subordinated debentures but for the subordination provisions. No payments on account of principal or any premium or interest in respect of the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

The junior subordinated debentures will rank equally with our other outstanding junior subordinated debentures and any other pari passu junior subordinated debentures we may issue from time to time. The junior subordinated debentures will be effectively junior to all obligations of our subsidiaries. Our obligations under the junior subordinated debentures are not guaranteed by our subsidiaries.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the indenture to change adversely the subordination provisions applicable to any outstanding junior subordinated debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

“Senior Indebtedness,” for purposes of the junior subordinated debentures of each series, means all Indebtedness, whether outstanding on the date of issuance of the junior subordinated debentures of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the junior subordinated debentures or Indebtedness ranking junior to the junior subordinated debentures. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the junior subordinated debentures of any particular series will continue to be Senior Indebtedness with respect to the junior subordinated debentures of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Indebtedness ranking equally with the junior subordinated debentures,” for purposes of junior subordinated debentures of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the junior subordinated debentures or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the junior subordinated debentures will not prevent the Indebtedness from constituting Indebtedness ranking equally with the junior subordinated debentures.

“Indebtedness ranking junior to the junior subordinated debentures,” for purposes of junior subordinated debentures of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the junior subordinated debentures of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to:

•	the junior subordinated debentures, and

•	any other Indebtedness ranking equally with the junior subordinated debentures,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the junior subordinated debentures will not prevent the Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

“Indebtedness” means:

•	indebtedness for borrowed money;

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business);

•	obligations evidenced by notes, bonds, debentures or other similar instruments;

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property;

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases;

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit;

•
obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•
guarantees of Indebtedness of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss; and

•	Indebtedness described above secured by any lien (as defined in the indenture) on property.

Consolidation, Merger and Sale of Assets

DTE Energy may, without the consent of the holders of the junior subordinated debentures, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•
if DTE Energy merges into or consolidates with, or transfers its properties and assets as an entirety (or substantially as an entirety) to any person, such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
any successor person (if not DTE Energy) assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the junior subordinated debentures issued thereunder, and the performance of our obligations under the indenture and the junior subordinated debentures issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the junior subordinated debentures of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Upon any merger or consolidation described above or conveyance or transfer of the properties and assets of DTE Energy as or substantially as an entirety as described above, the successor person will succeed to DTE Energy’s obligations under the indenture and, except in the case of a lease, the predecessor person will be relieved of such obligations.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of the properties of DTE Energy which does not constitute the entirety, or substantially the entirety, thereof.

Events of Default under the Indenture

The following are the “events of default” applicable to the junior subordinated debentures:

•
default for 30 days in the payment of any installment of interest payable on the junior subordinated debentures when due and payable (except for the deferral of interest payments as discussed above in “Deferral of Payment Periods”);

•	default in the payment of the principal of the junior subordinated debentures when due and payable; or

•	certain events of bankruptcy, insolvency or similar reorganization, receivership or liquidation of DTE Energy.

With respect to the junior subordinated debentures, a failure to comply with covenants under the indenture does not constitute an event of default.

If an event of default with respect to the junior subordinated debentures of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series may declare the principal amount of the junior subordinated debentures of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the junior subordinated debentures of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization specified in the indenture as described in the third bullet point above, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the junior subordinated debentures of that series, or a lesser amount as provided for in the junior subordinated debentures of that series, will be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the junior subordinated debentures of any series, the trustee must transmit to the holders of the junior subordinated debentures of such series, in the manner set forth in the indenture, notice of the default known to the trustee, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of junior subordinated debentures of such series.

If an event of default occurs and is continuing with respect to the junior subordinated debentures of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of junior subordinated debentures of such series by all appropriate judicial proceedings.

The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of junior subordinated debentures, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the junior subordinated debentures of such series.

The indenture provides that no holder of any junior subordinated debentures of a series will have any right to institute any proceeding with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•
the holders of 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•
for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding junior subordinated debentures of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event that after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

DTE Energy and the trustee may generally modify certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the junior subordinated debentures of each series affected by the modification, except that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•
change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any junior subordinated debenture issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any junior subordinated debenture issued under the indenture;

•
change the place of payment or the coin or currency in which any junior subordinated debenture issued under that indenture or any premium or any interest on that junior subordinated debenture or any additional amounts with respect to that debt security is payable;

•	reduce the percentage in principal amount of the outstanding junior subordinated debentures, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•	modify any conversion or exchange provision in a manner adverse to holders of that debt security;

•	modify any of the subordination provisions in a manner adverse to holders of that debt security

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debentures issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment; or

•	modify any of the above provisions or certain provisions regarding the waiver of past defaults or the waiver of certain covenants, with limited exceptions.

In addition, we and the trustee may, without the consent of any holders, modify provisions of the indenture for certain purposes, including, among other things:

•	evidencing the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the junior subordinated debentures;

•
adding to the covenants of DTE Energy for the benefit of the holders of the junior subordinated debentures (and if such covenants are to be for the benefit of less than all series of junior subordinated debentures, stating that such covenants are expressly being included solely for the benefit of such series) or surrendering any right or power herein conferred upon DTE Energy with respect to the junior subordinated debentures;

•
adding any additional events of default with respect to the junior subordinated debentures (and, if such event of default is applicable to less than all series of junior subordinated debentures, specifying the series to which such event of default is applicable);

•
adding to or changing any provisions of the indenture to provide that bearer junior subordinated debentures may be registrable, changing or eliminating any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer junior subordinated debentures, permitting bearer junior subordinated debentures to be issued in exchange for registered junior subordinated debentures, permitting bearer junior subordinated debentures to be issued in exchange for bearer junior subordinated debenture of other authorized denominations or facilitating the issuance of junior subordinated debenture in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the junior subordinated debentures in any material respect;

•	establishing the form or terms of junior subordinated debentures of any series;

•	evidencing and providing for the acceptance of appointment of a successor trustee and adding to or changing any of the provisions of the indenture to facilitate the administration of the trusts;

•
curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein, or making or amending any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time;

•
adding to, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of junior subordinated debentures, as therein set forth;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form;

•	securing the debt securities;

•	making provisions with respect to conversion or exchange rights of holders of securities of any series;

•
amending or supplementing any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement will adversely affect the interests of the holders of any junior subordinated debentures then outstanding in any material respect; or

•	modifying, deleting or adding to any of the provisions of the indenture other than as contemplated above.

The holders of at least 66 2/3% in aggregate principal amount of junior subordinated debentures of any series issued under the indenture may, on behalf of the holders of all junior subordinated debentures of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of junior subordinated debentures of any series issued under the indenture may, on behalf of all holders of junior subordinated debentures of that series, waive any past default and its consequences under the indenture with respect to the junior subordinated debentures of that series, except:

•	payment default with respect to junior subordinated debentures of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each junior subordinated debenture of that series.

Governing Law

The indenture is, and the junior subordinated debentures will be, governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. Affiliates of The Bank of New York Mellon Trust Company, N.A. also act as a lender and provide other banking, trust and investment services in the ordinary course of business to DTE Energy and its affiliates.

Book-Entry Securities

The junior subordinated debentures trade through The Depository Trust Company (“DTC”). Each series of junior subordinated debentures is represented by one or more global certificates and is be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the junior subordinated debentures at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book entry transfers through DTC (or a successor depositary) with respect to the junior subordinated debentures. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the junior subordinated debentures will be printed and delivered to the holders of record. Both we and the trustee have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described herein or under the rules and procedures governing their respective operations. Payments of principal and interest will be made to DTC in immediately available funds.